Exhibit 10.3
SEPARATION AGREEMENT AND GENERAL RELEASE
     THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the “Agreement”) is entered into as of November 9, 2005 (the “Effective Date”), by and between Agere Systems Inc., a Delaware corporation (together with its predecessors and its successors and assigns, the “Company” or “Agere”), and Ahmed Nawaz (the “Employee”).
W I T N E S S E T H:
     WHEREAS, the Employee is currently employed by the Company;
     WHEREAS, the Employee and the Company have decided to (a) place the Employee on a paid leave of absence (“LOA”) for 12 months beginning on January 1, 2006 as set forth in Section 1 below and (b) terminate their employment relationship effective after such LOA (the “Employment Termination Date”);
     WHEREAS, the Employee and the Company (the “Parties”) have negotiated and agreed to a final settlement of their respective rights, obligations and liabilities; and
     WHEREAS, the Parties have agreed that the Company’s Officer Severance Policy attached hereto as Exhibit A (the “Officer Severance Policy”), except as otherwise modified by this Agreement, shall be applicable to the Employee.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Employee and the Company hereby agree as follows:
     1.   FY 05 Bonus; Leave of Absence Payments; Severance.
            (a) Employee shall not be eligible to participate in the Company’s FY05 bonus program for executive committee members.
            (b) Subject to the terms and conditions of this Agreement and in exchange for the Employee executing this Agreement, the Company agrees to place the Employee on a LOA for 12 months effective from January 1, 2006 through December 31, 2006 at which time the Employee will terminate from the Company’s payroll. During the LOA, the Company shall pay the Employee leave of absence payments (the “LOA Payments”) in an amount equal to Seven Hundred and Seventy Thousand Dollars ($770,000). The LOA Payments shall be made as follows:
            (i) For the six month period from January 1, 2006 to June 30, 2006, no LOA Payment shall be made. On the first payroll date on or after July 1, 2006, the Company shall pay the Employee a lump sum Payment in an amount equal to six (6) months of the Employee’s annual salary;
            (ii) On each subsequent monthly payment cycle after July 1, 2006, the Company shall pay the Employee a Payment in an amount equal to the Employee’s monthly salary for a total of six (6) months; and

            (iii) In December, 2006, the Company shall pay the Employee his target bonus amount in an amount equal to Three Hundred and Thirty Thousand Dollars ($330,000).
            (c) In addition to the LOA Payments, on January 3, 2006 the Company shall pay the Employee a severance payment in an amount equal to Seven Hundred and Seventy Thousand Dollars ($770,000) (the “Severance Payment,” and together with the LOA Payments, the “Payments”).
            (d) The Payments shall be made in the ordinary course of the Company’s payroll cycle; provided, however that no Payment will be made prior to the Expiration Date (as defined in paragraph 8 of this Agreement). The Employee acknowledges and agrees that the Payments (i) represent the gross amount before all applicable federal, state and local withholding taxes that are required to, and will, be deducted by the Company, and (ii) except as set forth in Sections 2, 3 and 4 below, are in consideration of all amounts owed by the Company to the Employee, including without limitation any amounts that may be due to the Employee under any Company benefit or welfare plan or policies. The Employee will not accrue any vacation or personal days while on a LOA. Payment for accrued and unused vacation and personal days will be paid concurrent with the first Payment hereunder in accordance with the Company’s vacation policy.
            (e) In the event of the death of the Employee while on leave of absence, then any portion of the cash Payments not yet paid will be paid, in a lump sum, to the Employee’s estate. Any unvested stock options and restricted stock units that would have otherwise vested during the remaining term of the leave of absence will vest immediately upon the death of the Employee and become exercisable by the Employee’s estate. Company provided medical coverage will end upon the death of the Employee at which time any dependents covered at that time can continue coverage under the Consolidated Omnibus Budget Reconciliation Act (Cobra) of 1986.
     2.   Equity. The Employee agrees to forfeit all of his stock options and restricted stock grants except for (a) the 60,000 stock options granted on November 1, 2002 (strike price $9.95), (b) the 60,000 stock options granted on December 1, 2003 (strike price $35.45) and (c) the 60,000 stock options granted on December 1, 2004 (strike price $13.80) (the “Non-Forfeited Grants”). The Non-Forfeited Grants will continue to vest during the LOA. On the Employment Termination Date, all Non-Forfeited Grants shall be treated in accordance with the provisions of the applicable agreements and plans pursuant to which they were granted.
     3.   Health and Welfare Benefits. While on the LOA, The Employee will be treated as an active employee for all Company benefits. The Employee will be eligible to continue participation in the Company’s medical, dental and vision plans through COBRA for up to 18 months after the Employee Termination Date, and the Company will pay for these COBRA benefits from January 1, 2007 to December 31, 2007. In addition, from January 1, 2007 to December 31, 2007 the Company will reimburse the Employee for the costs of continuing disability and life insurance coverage and provide a car allowance and financial counseling benefits, in each case as if the Employee was an active employee.
     4.   Retirement Benefits. The Employee will receive a lump-sum payout of his accrued retirement benefits, including payments under the Agere Systems Inc. Management 401(k) Plan and the Agere Systems Inc. Pension Plan, in each case in accordance with the terms of the applicable plan. In addition, the Employee has elected and will receive a one-time lump sum payment (the “Supplemental Pension Payment”) under the Agere Systems Inc. Supplemental Pension Plan equal to the amount of his accrued benefit as of the Employee Termination Date. The Supplemental Pension Payment shall be paid on July 1, 2007, in accordance with Section 409A of the Internal Revenue Code of 1986.
     5.   Non-Solicitation; Non-Compete and Cooperation.
            (a) Until December 31, 2006, the Employee shall not, without the prior written consent of the Company’s Chief Executive Officer, (i) directly or indirectly solicit or employ (or encourage any company or business organization in which he is an officer, employee, partner, director, consultant or member of a technical advisory board to solicit or employ) or (ii) refer to any employee search firms, any person who was employed by the Company on the Effective Date.
            (b) Until December 31, 2006, the Employee shall not, without the prior written consent of the Company’s Chief Executive Officer, at any time or for any reason, anywhere in the world, directly or indirectly (i) engage in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if the Employee knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business, or (ii) meaningfully assist, help or otherwise support any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if the Employee knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Company’s business.
            (c) If at any time the Employee violates the provisions of Sections 5(a) or 5(b) above, any amounts remaining unpaid under the terms of this Agreement as well as any benefits provided for in the Agreement (other than those from qualified retirement or welfare plans) and any continuing vesting of stock options or restricted stock units, if any, shall immediately be forfeited and terminated, and any amounts already paid by the Company to the Employee in accordance herewith, except for the sum of One Thousand Dollars ($1,000) shall, at the sole discretion of the Company, be required to be repaid by the Employee to the Company within ten (10) business days of the Company’s request in writing therefore. This provision shall not affect the Company’s right to otherwise specifically enforce any provision relating to non-solicitation or non-competition that is in this Agreement or in any other agreement, document or plan applicable to the Employee.
            (d) The Employee hereby agrees that, from time to time upon the reasonable request of the Company, the Employee shall assist the Company in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation or any regulatory requests or filings involving the Company, any of its employees or directors or the employees and directors of any subsidiary.

     6.   Publicity and Non-Disparagement.
            The Employee agrees that he shall not (i) testify or otherwise provide testimony in any form at or for any legal or administrative proceeding, including testimony related to any matter involving the Company, unless legally compelled to do so or (ii) make statements to third parties, the public, the press or the media or any administrative agency, in either case that would portray the Company in an adverse light or disparage the Company, or cause injury to the Company with respect to events occurring prior to or after the Effective Date.
     7.   Confidentiality. Employee hereby agrees and covenants, that:
            (a) he shall not divulge to any person or entity other than the Company, without express written authorization of the Company’s Chief Executive Officer, any proprietary or confidential information, whether written or oral, received or gained by him in the course of his employment by the Company or of his duties with the Company (“Confidential Information”), nor shall he make use of any such Confidential Information on his own behalf or on behalf of any other person or entity, for so long as such Confidential Information is not known to the general public; and
            (b) he shall return or cause to be returned to the Company’s Chief Executive Officer any and all property of the Company of any kind or description whatsoever, including, but not limited to, any Confidential Information, which has been furnished to him or is held by him, at his residence or elsewhere, and shall not retain any copies, duplicates, reproductions or excerpts thereof.
     8.   Release. In consideration of the Company’s entering into this Agreement and the payments and benefits set forth herein, the Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, knowingly and voluntarily waives, releases and forever discharges the Company, each of its subsidiaries or affiliated companies, their respective current and former officers, employees, agents and directors, and any successor or assign of any of the foregoing, from any claim, charge, action or cause of action any of them may have against any such released person, whether known or unknown, from the beginning of time through the date of this Agreement based upon any matter, cause or thing whatsoever related to or arising out of his employment by the Company or his termination other than claims arising out of a breach of this Agreement or any claim that cannot be waived by law. All such claims are forever barred by this Agreement.
            This release and waiver includes, but is not limited to, any rights or claims under United States federal, state or local law, for wrongful or abusive discharge, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any unlawful criterion or circumstance, including, but not limited to, rights or claims under the Family and Medical Leave Act, claims of discrimination under the Employee Retirement Income Security Act, the Equal Pay Act, the Occupational Safety and Health Act, the Workforce Adjustment Retraining Notification Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, Section 1981 through 1988 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Rehabilitation Act of 1973, Executive Order 11246 and any other executive order, the Fair Labor Standards Act and its state and local counterparts, the Uniform Services Employment and Reemployment Rights Act, and the Immigration Reform Control Act, all as amended. The Employee confirms that he has no claim or basis for a claim whatsoever against the Company with respect to any such matters related to or arising out of his employment by the Company or his termination.
            The Employee affirms that he has been given at least 21 days within which to consider this release and its consequences, that he has seven days following his signing of this Agreement (the seventh day being the “Expiration Date”) to revoke and cancel the terms and conditions contained herein and the terms and conditions of this Agreement shall not become effective or enforceable until the seven-day revocation and cancellation period has expired, and that, prior to the execution of this Agreement, he has been advised by the Company to consult with an attorney of his choice concerning the terms and conditions set forth herein. Any revocation or cancellation of this Agreement by the Employee pursuant to this paragraph shall be in writing delivered to the Company.
     9.   Entire Agreement. This Agreement contains the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations, and undertakings, whether written or oral, between the Parties with respect thereto. This Agreement may not be modified or amended except by a writing signed by both Parties.
     10.   No Admission. The parties acknowledge and agree that this Agreement does not constitute and should not be construed in any way as an admission by any other party of (a) any wrongdoing or liability whatsoever, (b) any violation of the Employee’s rights or those of any other person, or (c) any violation of any order, law, statute, duty or contract. The Company specifically disclaims any liability for any alleged wrongdoing or liability, for any alleged violation of my rights or those of any other person, or for any alleged violation of any order, law, statute, duty or contract.
     11.   Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions or portions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.
     12.   Survival; Termination. The respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. This Agreement may be terminated by the Company if the Employee breaches any provision hereof. In addition, the termination provisions set forth in the Officer Severance Policy shall apply.
     13.   Interpretation; Governing Law. This Agreement shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any person or entity. To the extent that federal law controls the interpretation or enforceability of any provision of this Agreement, this Agreement shall be construed and enforced in accordance with federal law. Otherwise, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania without reference to the principles of conflicts of law.
     14.   Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Signatures delivered by facsimile shall be effective for all purposes.

     BY SIGNING AND DELIVERING THIS AGREEMENT, THE EMPLOYEE STATES:
            (A) HE HAS READ IT AND UNDERSTANDS IT AND HAS AT LEAST 21 DAYS TO CONSIDER IT AND A PERIOD OF SEVEN DAYS AFTER EXECUTING IT TO REVOKE IT;
            (B) HE AGREES WITH IT AND IS AWARE THAT HE IS GIVING UP IMPORTANT RIGHTS, INCLUDING RIGHTS PROVIDED BY THE OLDER WORKERS BENEFIT PROTECTION ACT, FOR CONSIDERATION TO WHICH HE WAS NOT ALREADY OTHERWISE ENTITLED;
            (C) HE WAS ADVISED TO, AND IS AWARE OF HIS RIGHT TO CONSULT WITH AN ATTORNEY BEFORE SIGNING IT; AND
            (D) HE HAS SIGNED IT KNOWINGLY AND VOLUNTARILY.
     IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first written above.

AGERE SYSTEMS INC.

By:	/s/ Richard L. Clemmer
Name:	Richard L. Clemmer
Title:	President and Chief Executive Officer

/s/ Ahmed Nawaz
Name:	Ahmed Nawaz